Exhibit 2.1

ARTICLES OF MERGER

OF

GOLDEN GROWERS COOPERATIVE

AND

GOLDEN GROWERS COOPERATIVE — MINNESOTA

Pursuant to the provisions of the Minnesota Statutes Chapter 308A (the “Minnesota Act”) and the provisions of North Dakota Century Code, Chapter 10-15 (the “North Dakota Act”), Golden Growers Cooperative, a North Dakota cooperative association (“GGC”) and Golden Growers Cooperative - Minnesota, a Minnesota cooperative association (the “Surviving Cooperative”) do hereby adopt the following Articles of Merger.

FIRST:  GGC will be merged with and into the Surviving Cooperative pursuant to the Plan of Merger attached hereto as Exhibit A (the “Plan of Merger”).

SECOND:  The Plan of Merger was approved and adopted by the Surviving Cooperative in accordance with Section 308A.801 of the Minnesota Act, and by GGC in accordance with Section 10-15-41 of the North Dakota Act.

THIRD:  GGC has 1630 members.  The Plan of Merger was adopted on August 25th, 2009 at a duly called meeting of the members of GGC at which a quorum was present with 229 members voting in the affirmative and 4 members voting in the negative, constituting a majority of the members voting in favor of the Plan of Merger, all in accordance with North Dakota Century Code Section 10-15-41.

FOURTH:  The Surviving Cooperative has a sole member.  The Plan of Merger was adopted on August 25, 2009 at a duly called meeting of the member of the Surviving Cooperative at which a quorum was present, by the affirmative vote of the sole member in accordance with Minnesota Statutes Section 308A.801, subd 4.

FIFTH:  The effective time of the Merger (the “Effective Time”) shall be 12:00 a.m. on September 1, 2009.

SIXTH:  At the Effective Time the name of the Surviving Cooperative shall be changed to Golden Growers Cooperative.

SEVENTH:  The Surviving Cooperative shall qualify to do business in North Dakota and register with the necessary state authority.

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IN WITNESS THEREOF, these Articles of Merger have been duly executed by each of the cooperative associations on this 25th day of August, 2009.

GOLDEN GROWERS COOPERATIVE		GOLDEN GROWERS COOPERATIVE — MINNESOTA

By:	/s/ Harvey A Pyle	By:	/s/ Jason Medhaug
Name:	Harvey A. Pyle	Name:	Jason Medhaug
Its:	Chairperson	Its:	Vice-Chairperson

GOLDEN GROWERS COOPERATIVE		GOLDEN GROWERS COOPERATIVE — MINNESOTA

By:	/s/ Randall A. Mauch	By:	/s/ Patrick Benefict
Name:	Randall A. Mauch	Name:	Patrick Benedict
Its:	Secretary	Its:	Treasurer

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EXHIBIT A

AGREEMENT AND PLAN OF MERGER

OF

GOLDEN GROWERS COOPERATIVE

WITH AND INTO

GOLDEN GROWERS COOPERATIVE - MINNESOTA

Section 1.              Parties.  In accordance with this Agreement and Plan of Merger (the “Plan”) and the applicable North Dakota and Minnesota state laws, Golden Growers Cooperative, a North Dakota cooperative organized under Chapter 10-15 of the North Dakota Century Code (“GGC”), shall be merged (the “Merger”) with and into Golden Growers Cooperative - Minnesota, a Minnesota cooperative association organized under Chapter 308A of Minnesota Statutes (“GGC-MN”), with GGC and GGC-MN collectively referred to as the “Constituent Cooperatives”.

Section 2.              Effective Time.  Subject to satisfaction of the closing conditions set forth in Section 13, the effective time of the Merger (the “Effective Time”) shall be 12:00 a.m. on September 1, 2009.

Section 3.              Merger.  At the Effective Time, GGC shall be merged with and into GGC-MN, with GGC-MN being the surviving entity (the “Surviving Cooperative”), and the separate existence of GGC shall cease.

Section 4.              Name.  At the Effective Time, the name of GGC-MN shall be changed to Golden Growers Cooperative.

Section 5.              Articles of Incorporation.  Subject to the amendment to change the name of the Surviving Cooperative, as provided in Section 4, at the Effective Time the Articles of Incorporation of GGC-MN then in effect shall constitute and be the Articles of Incorporation of the Surviving Cooperative until amended or changed as provided therein or by law.

Section 6.              Bylaws.  At the Effective Time, the Bylaws of GGC-MN then in effect shall constitute and be the Bylaws of the Surviving Cooperative until amended or changed as provided therein or by law.

Section 7.              Initial Board of Directors.  At the Effective Time, the then current directors of GGC shall constitute the Board of Directors of the Surviving Cooperative and shall serve for the terms for which they were originally elected.

Section 8.              Initial Officers.  At the Effective Time, the then current officers of GGC shall continue as the officers of the Surviving Cooperative, to hold office until the earlier of their resignation, death or removal as set forth in the Bylaws of the Surviving Cooperative.

Section 9.              Manner and Basis of Conversion of Membership and Equity.  At the Effective Time, by virtue of the Merger, and without any further action on the part of the members of GGC, the stock of GGC shall be exchanged and converted into stock in the Surviving Cooperative on the following basis:

(i)            Class A Common Voting Stock.  Each holder of a share of Class A Common Voting Stock of GGC shall have such share exchanged for one share of Class A Common Voting Stock of the Surviving Cooperative.

(ii)           Conversion of Class B Non-Voting Equity Stock.  Each holder of Class B Non-Voting Equity Stock in GGC shall have such shares exchanged for an equal number of Class B Non-Voting Equity Stock of the Surviving Cooperative.

(iii)          Class C Stock.  There are no issued and outstanding shares of Class C non-voting, non-cumulative preferred stock to be converted.

(iv)          Determination of Stock.  The shares of stock to be exchanged by GGC for shares in the Surviving Cooperative shall be determined from the books and records of GGC as of the close of business on the day prior to the Effective Time.

(v)           Termination of Other Interests.  All membership rights and equity interests in GGC shall terminate as of the Effective Time.

Section 10.            Certain Effects of the Merger.  At the Effective Time, the rights set forth herein shall apply to the Surviving Cooperative:

(i)            The Surviving Cooperative shall succeed to and possess all the rights, privileges, powers, franchises and immunities of a public as well as of a private nature, and be subject to all liabilities, restrictions, disabilities, and duties of both of the Constituent Cooperatives;

(ii)           All rights, privileges, powers, franchises and immunities of the Constituent Cooperatives, and all properties, real, personal and mixed, and all other things in action of or belonging to either of the Constituent Cooperatives on whatever account, shall be vested in the Surviving Cooperative;

(iii)          Title to any real estate, or any interest therein, vested by deed or otherwise in either of the Constituent Cooperatives shall not revert or be in any way impaired by any reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of either of the Constituent Cooperatives shall be preserved unimpaired, limited to the property affected by such liens at the Effective Time; and

(iv)          All debts, liabilities and duties of either of the Constituent Cooperatives, shall thenceforth become those of the Surviving Cooperative and may be enforced against the Surviving Cooperative to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Cooperative.

Section 11.            Post Effective Time Allocations.  Following the Effective Time, the Surviving Cooperative shall provide for completion of an independent audit of the financial statements of GGC through the Effective Time.  Following the audit and within the time period required by Subchapter T of the Internal Revenue Code, the Board of Directors of the Surviving Cooperative shall allocate and distribute patronage earnings and unit retains, and make distributions, if any, to the former members of GGC in a manner generally consistent with the past practice of GGC, based on patronage transactions with GGC prior to the Effective Time.

Section 12.            Further Assurances.  If at any time after the Effective Time the Surviving Cooperative shall consider or be advised that any instruments of further assurances are desirable in order to evidence the vesting in it of the title of either of the Constituent Cooperatives to any of the property rights of the Constituent Cooperatives, the appropriate officers or directors of GGC or of GGC-MN, as the case may be, are hereby authorized to execute, acknowledge and deliver all such instruments of further assurance and to do all other acts or things, either in the name of GGC, in the name of GGC-MN, or in the name of the Surviving Cooperative, as may be requisite or desirable to carry out this Plan.

Section 13.            Closing Conditions.  The Merger shall be conditional upon the satisfaction of the following closing conditions prior to the Effective Time:

(i)            The members of GGC and GGC-MN shall have approved the Merger in accordance with applicable law; and

(ii)           American Crystal Sugar Company and Cargill, Incorporated shall have consented to the Merger as contemplated by the Member Control Agreement of ProGold Limited Liability Company.

In the event the foregoing conditions have not been satisfied prior to September 1, 2009, the Merger shall at the option of the GGC Board be delayed until the conditions have been satisfied or abandoned in accordance with applicable law.

IN WITNESS WHEREOF, each of the Constituent Cooperatives has caused the Agreement and Plan of Merger to be executed on its behalf by its duly authorized officers as of this 1st day of July, 2009.

GOLDEN GROWERS COOPERATIVE		GOLDEN GROWERS COOPERATIVE — MINNESOTA

By:	/s/ Harvey A. Pyle	By:	/s/ Jason Medhaug
Name:	Harvey A. Pyle	Name:	Jason Medhaug
Its:	Chairperson	Its:	Vice-Chairperson